Exhibit 99.1

June 7, 2018

Sabre Corporation Announces Closing of Secondary Offering and Repurchase of Common Stock

SOUTHLAKE, Texas, June 7, 2018 — Sabre Corporation (“Sabre” or the “Company”) (NASDAQ: SABR) today announced the closing of a secondary public offering of 16,000,000 shares of common stock by existing stockholders affiliated with TPG Global, LLC and Silver Lake Management Company II, L.L.C. (the “Selling Stockholders”), at a price to the public of $24.55 per share. The Selling Stockholders received all of the net proceeds from the offering. No shares were sold by the Company.

Sabre repurchased from the underwriter 1,000,000 of the 16,000,000 shares of common stock sold by the Selling Stockholders. Sabre’s per-share purchase price for the repurchased shares was the same as the per-share purchase price payable by the underwriter to the Selling Stockholders. Sabre funded the share repurchase with cash on hand.

Goldman Sachs & Co. LLC acted as the sole underwriter for the offering.

A registration statement on Form S-3 (including a prospectus) relating to these securities has been filed with the Securities and Exchange Commission and is effective. A copy of the prospectus and accompanying prospectus supplement related to the offering may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by calling 1-866-471-2526, facsimile: 212-902-9316 or by e-mail at Prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release regarding Sabre that are not historical or current facts are forward-looking statements. Such forward-looking statements convey Sabre’s current expectations or forecasts of future events. Forward-looking statements regarding Sabre involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in Sabre’s annual report on Form 10-K for the year ended December 31, 2017, quarterly report on Form 10-Q for the period ended March 31, 2018, registration statement on Form S-3, and the documents incorporated by reference therein, including those described in Sabre’s annual report for the year ended December 31, 2017 and quarterly report on Form 10-Q for the period ended March 31, 2018 under the headings “Risk Factors” and “Forward-Looking Statements” and in the registration statement under the headings “Risk Factors” and “Cautionary Note Regarding Forward-looking Statements.” Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this press release.

Contacts:

Media

Tim Enstice

+1-682-605-6162

tim.enstice@sabre.com

Investors

Barry Sievert

sabre.investorrelations@sabre.com